Exhibit 99.1

FOR IMMEDIATE RELEASE Contact:	MKR Investor Relations Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Appoints Seasoned Financial Executive Mark Holdsworth

to Board of Directors

SAN DIEGO, CA, January 5, 2021 – RF Industries, Ltd. (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced it has appointed Mark K. Holdsworth to its board of directors. Mr. Holdsworth was appointed to fill the vacancy created by the recent retirement of Howard Hill.

Mr. Holdsworth is a founder and managing partner of The Holdsworth Group, a trusted capital partner, advisor, and curator of alternative investments for family offices and corporations worldwide. He specializes in active management oversight, strategy, M&A activity and financing, with extensive financial expertise to provide knowledgeable insight and implement structures that can be used to accelerate growth and improve financial flexibility.

Robert Dawson, President and CEO of RF Industries, commented, “Mark’s extensive experience and expertise in investing and mergers and acquisitions will be a valuable asset to RF Industries as we continue to pursue acquisitions as part of our growth strategy. We are excited to have him join our board and look forward to his contributions as we continue executing on our plan for long-term growth including a clear focus on M&A.”

Prior to forming The Holdsworth Group, Mr. Holdsworth was Co-Founder, Managing Partner and Operating Partner of Tennenbaum Capital Partners, LLC (“TCP”), a Los Angeles-based private investment firm with approximately $9 billion under management. He was also the CEO of several of TCP's funds and was one of the original managing partners of the firm. Prior to co-founding TCP in 1996, Mr. Holdsworth worked as an investment banker and in real estate. He has extensive experience investing in multiple industries, including technology and telecom, and serving on boards of directors for companies in a variety of industries. He is also a Director of Parsons Corporation (NYSE: PSN), where he is the Chairman of the Corporate Governance and Responsibility Committee and a member of the Executive Committee.

Mr. Holdsworth said, “I am excited to be joining the board of such a high quality enterprise. As a substantial shareholder of RF Industries, I am eager to help the team unlock the company’s considerable potential.”

In addition to Mr. Holdsworth’s business affiliations, he is actively involved in a number of philanthropic and local community causes including: Chairman of the Department of Humanities and Social Sciences Chair’s Council at The California Institute of Technology (“Caltech”); a member of YPO, San Gabriel Valley; President of the First Tee of Greater Pasadena; a Trustee of Polytechnic School; and former National Trustee of the Boys & Girls Club of America. Mr. Holdsworth received a B.A. from Pomona College in Physics, a B.S. (Honors) from Caltech in Engineering and Applied Science, and an M.B.A. from Harvard Business School.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut and North Kingstown, Rhode Island. Please visit the RF Industries website at www.rfindustries.com.

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